Filed pursuant to Rule 424(b)(3)

Registration No. 333-206626

PROSPECTUS SUPPLEMENT NO. 4

STICKER SUPPLEMENT

to Prospectus dated

October 30, 2015

GWG HOLDINGS, INC.

This “Prospectus Supplement No. 4—Sticker Supplement to Prospectus dated October 30, 2015,” supplements our prospectus dated October 30, 2015, and our earlier issued Prospectus Supplement No. 1 dated November 12, 2015 (as earlier supplemented by sticker supplement no. 2 and sticker supplement no. 3, collectively referred to simply as our “prospectus”). You should read this sticker supplement together with the prospectus since the information contained herein supplements the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is January 13, 2015

NOTE OF EXPLANATION

GWG Holdings, Inc. has prepared this prospectus sticker supplement to delete a sentence, appearing in the Risk Factors section of the prospectus, indicating the GWG Holdings’ charter documents contain restrictions on the ownership and transfer of Redeemable Preferred Stock. No such restrictions apply to the Redeemable Preferred Stock. Other than the disclosures set forth below, this prospectus sticker supplement does not supplement or alter the prospectus in any way.

RISK FACTORS

On page 13 of the prospectus (the “Risk Factors” section), the risk factor captioned “There is no public market for our Redeemable Preferred Stock and we do not expect one to develop,” is hereby amended to delete the second sentence (“Additionally, our charter contains …”). As a result, that risk factor, after giving effect to the amendment, reads in its entirety as follows:

There is no public market for our Redeemable Preferred Stock and we do not expect one to develop.

There is no public market for our Redeemable Preferred Stock offered in this offering, and we currently have no plan to list these securities on a securities exchange or to include these shares for quotation on any national securities market. If you are able to sell the Redeemable Preferred Stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Redeemable Preferred Stock only as a long-term investment. Beginning one year from the date of original issuance, the holder of shares of Redeemable Preferred Stock may request that we redeem such shares, with the redemption price payable in cash. Nevertheless, we will have no obligation to redeem preferred shares upon a redemption request made by a holder if we do not have sufficient funds available to fund that redemption and, in this regard, the Certificate of Designation for the Redeemable Preferred Stock provides us with significant discretion to determine whether we are in possession of “sufficient funds” to fund a redemption request.